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                                                                 EXHIBIT 10.5(b)

                              TAX SHARING AGREEMENT

                  THIS AGREEMENT is made and entered into as of July 28, 1993, by and among Cinemark USA, Inc. ("Parent") and Cinemark Mexico (USA), Inc. ("Subsidiary"). Subsidiary and all members of the group of corporations which would be an affiliated group under Section 1504(a) of the Internal Revenue Code of 1986 (the "Code"), if Subsidiary were not itself a member of an affiliated group shall be referred to as the Subsidiary Group herein, and the aggregate income or loss and tax of such corporations shall be computed as though they were a separate affiliated group filing a separate consolidated tax return since the effective date of this Agreement, and thus will take into account, for example, net operating loss carryforwards that would have been available to such a separate affiliated group. Such consolidated tax liability shall be regarded as having been computed on a Separate Return Basis (as defined herein) for purposes of this Agreement. If a Subsidiary Group does not exist, references to the Subsidiary Group shall be references solely to Subsidiary.

                                   WITNESSETH:

         WHEREAS, Parent is a common parent corporation of an affiliated group of corporations (the "Affiliated Group") within the meaning of Code section 1504(a);

         WHEREAS, the Affiliated Group has historically filed a consolidated federal income tax return and intends to continue filing consolidated federal income tax returns ("Consolidated Returns");

         WHEREAS, Parent and Subsidiary will derive mutual benefits from filing Consolidated Returns;

         WHEREAS, Parent and Subsidiary desire to share on an equitable basis the benefits and burdens that may arise from the filing of Consolidated Returns;

         NOW, THEREFORE, the parties hereto agree as follows:

1.       Consolidated and Combined Returns.

         (a) Subsidiary hereby agrees to join and cause the other members of the Subsidiary Group to join in the Consolidated Returns to be filed by the Affiliated Group, for all taxable periods for which Subsidiary is requested from time to time by Parent to join, and to take no action inconsistent therewith.

         (b) Subsidiary hereby agrees to join and to cause the other members of the Subsidiary Group to join in any state, city or local combined or similar income or franchise tax return (the "Combined Returns") to be filed by any group of corporations of which Parent is or shall become a member (the "Combined Group") for all taxable periods for which it is so requested from time to time by Parent, and to take no action inconsistent therewith.

         (c) Subsidiary will not elect to file and will cause the other members of the Subsidiary Group to not elect to file a separate federal income tax return for any period described


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in Section 1(a) above or to file a separate state, city or local income tax or franchise tax return for any taxable period described in section 1(b) above.

2.       Parent As Agent.

         Subsidiary irrevocably designates and shall cause the other members of the Subsidiary Group to irrevocably designate (i) Parent as its agent for the purpose of taking any and all action necessary or incidental to the filing of Consolidated Returns (including, but not limited to, the conduct of any audit or other proceeding by any taxing authority) and (ii) Parent as its agent for the purpose of taking any and all action necessary or incidental to the filing of Combined Returns (including, but not limited to, the conduct of any audit by any taxing authority). Subsidiary further agrees and shall cause the other members of the Subsidiary Group (i) to furnish Parent or other corporations selected by Parent with any and all information requested by Parent in order to carry out the provisions of this Agreement, (ii) to cooperate with Parent in filing any return or consent pursuant to or contemplated by this Agreement, (iii) to take such action as Parent may request including, but not limited to, the filing of requests for the extension of time within which to file tax returns, and (iv) to cooperate in connection with any refund claim, audit, judicial, or other proceeding.

3.       Federal Income Tax Payments Between Parent and Subsidiary.

         (a) No later than 15 days after the due dates for payments of federal income tax installments prescribed by Code Section 6154(a), Subsidiary shall pay to Parent an amount equal to the required installment of the estimated federal income tax liability of the Subsidiary Group for the taxable year, said liability to be computed as though Subsidiary were reporting its income as a separate corporation, since the effective date of this Agreement, making elections which are consistent with those made by the Affiliated Group, but without regard to any benefit which would be derived from the use of the graduated corporate rate structure, if any (a "Separate Return Basis"). The federal income tax liability of the Subsidiary Group on a Separate Return Basis (the "Separate Return Tax Liability") shall be recomputed as of the close of the taxable year and the amount by which the recomputed Separate Return Tax Liability of the Subsidiary Group exceeds, or is less than, the sum of the estimated payments made by Subsidiary to Parent for the taxable year, shall be paid to Parent or remitted to Subsidiary, as the case may be, within 15 days after the filing of the federal income tax return. In calculating the Separate Return Tax Liability of the Subsidiary Group, any deduction, credit, or allowance that has resulted in a credit or payment from Parent to Subsidiary pursuant to paragraph 3(b) shall be treated as unavailable.

         (b) If the Subsidiary Group has any deduction, credit, or allowance arising out of a taxable period in which the Subsidiary Group files as a member of the Affiliated Group, which on a Separate Return Basis would be allowed as a carryback to a prior year to offset the Separate Return Tax Liability of the Subsidiary Group, and said prior year was a year in which the Subsidiary Group filed as a member of the Affiliated Group, Parent shall pay or credit to Subsidiary an amount equal to the tax refund the Subsidiary Group would be entitled to receive if it had filed on a Separate Return Basis. Such payments shall be made within 15 days after the date of filing of the Affiliated Group's Consolidated Return for the year in which the Subsidiary Group's deduction, credit, or allowance arose. If (i) the Subsidiary Group has any deduction, credit, or allowance arising out of a taxable period in which the Subsidiary Group files as a


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member of the Affiliated Group, which on a Separate Return Basis would be allowed as a carryforward to a subsequent year to reduce any Separate Return Tax Liability of the Subsidiary Group and (ii) such deduction, credit, or allowance is absorbed in the tax return of the Affiliated Group, then Parent shall pay or credit to Subsidiary an amount equal to the reduction in the tax liability of the Affiliated Group as a result of the absorption of such deduction, credit, or allowance. Such payments shall be made within 15 days after the date of filing of the Affiliated Group's Consolidated Return for the year in which the Affiliated Group absorbs the deduction, credit, or allowance.

         (c) If there are any adjustments to or redeterminations of the net taxable income of the Subsidiary Group when it was included in the Affiliated Group's Consolidated Returns or any adjustments to or redetermination of any deduction, credit, or allowance of Subsidiary which was or could be used by the Affiliated Group, an appropriate increase or decrease in the amount of payments, made pursuant to Section 3(a) through Section 3(c) hereof, shall be made by Parent or Subsidiary within 120 days of the date of any final administrative or judicial determination of such adjustments or redeterminations.

         (d) If the Subsidiary Group has any deduction, credit, or allowance arising out of a taxable period in which the Subsidiary Group is not a member of the Affiliated Group and such deduction, credit, or allowance is allowed as a carryback to a year in which the Subsidiary Group joined in the filing of a Consolidated Return with the Affiliated Group, then Parent shall pay or credit to Subsidiary an amount equal to the tax refund the Subsidiary Group would have been entitled to receive on a Separate Return Basis if it itself had utilized such deduction, credit, or allowance. Such payment shall not exceed the amount of the tax benefit received by the Affiliated Group from the utilization of such deduction, credit, or allowance. If such deduction, credit, or allowance is subsequently disallowed by the Internal Revenue Service, Subsidiary shall refund any payment made by Parent pursuant to this paragraph within 15 days of the receipt by Parent of a notice from the Internal Revenue Service of such disallowance.

4.       Consents.

         (a) Parent and Subsidiary hereby consent to the filing of a Consolidated Return for each year Subsidiary remains a member of the Affiliated Group, until such time as Parent may elect to discontinue the filing of a Consolidated Return. Subsidiary shall cause the other members of the Subsidiary Group to consent to the filing of such Consolidated Returns.

         (b) Subsidiary hereby consents and shall cause the other members of the Subsidiary Group to consent to all elections made by Parent on behalf of the Affiliated Group.

5.       State Income Tax Payments Between Parent and Subsidiary.

         (a) In the event members of the Subsidiary Group are included in a combined, joint, consolidated, or unitary state income or franchise tax return with any member of the Affiliated Group, Subsidiary shall make payments to Parent and Parent shall make payments to Subsidiary on a state-by-state Separate Return Basis in a manner consistent with that provided by Section 3 hereof.


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         (b) Payments made by Subsidiary pursuant to Section 5(a) will be deemed deductible pursuant to Code Section 164 for purposes of computing the Separate Return Tax Liability of a subsidiary pursuant to Section 3(a) hereof.

6.       Interest Payments.

         Interest will be charged or paid by Parent pursuant to this Agreement only with respect to payments required to be made as a result of any adjustment or redetermination of the net taxable income of the Subsidiary Group by any taxing authority. Such interest will be determined in the same manner as would be determined for federal or state tax purposes.

7.       Miscellaneous.

         (a) All notices under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served and effective for all purposes when presented personally, or five days after being deposited in a United States postal receptacle for registered or certified mail addressed, return receipt requested, postage prepaid, or two business days after delivering to a small package air courier offering service to the address of the intended recipient with shipping prepaid, to any person at the address set forth below, or at such other address as said person shall subsequently designate in writing delivered in the form of a notice to:

                  If to Parent:

                           Cinemark USA, Inc.
                           7502 Greenville Avenue, Suite 800
                           Dallas, Texas 75231-3830

                  If to Subsidiary:

                           Cinemark Mexico (USA), Inc.
                           7502 Greenville Avenue, Suite 800
                           Dallas, Texas 75231-3830

         (b) Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

         (c) This Agreement shall constitute the entire agreement between the parties concerning the subject matter hereof and shall supersede any prior agreements and understandings between or among the parties with respect to the subject matter hereof.

         (d) The validity, interpretation, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Texas.

         (e) Failure of any party at any time to require the other party's performance of any obligation under this Agreement shall not affect the right to require performance of that obligation. Any waiver by any party of any breach of any provision of this Agreement shall not

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be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver of any right under this Agreement.

         (f) Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         (g) Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

         (h) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement, and the signatures of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

         IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the day and year first written above.

                                               CINEMARK USA, INC.


                                               By: /s/ Jeff Stedman
                                                   -----------------------------

                                               Name: Jeff Stedman
                                                     ---------------------------
                                               Title: Vice President
                                                      --------------------------



                                               CINEMARK MEXICO (USA), INC.



                                               By: /s/ Jeff Stedman
                                                   -----------------------------

                                               Name: Jeff Stedman
                                                     ---------------------------
                                               Title: Vice President
                                                      --------------------------

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